EXHIBIT 99.1

Anne Spitza	Ken Rizvi
Corporate Communications	Corporate Development, Treasury & Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-6398	(602) 244-3437
anne.spitza@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Announces Additional Cost Reduction Measures and Updates Guidance

PHOENIX, Ariz. – Jan. 7, 2009 – ON Semiconductor Corporation (NASDAQ: ONNN) today announced that it is taking additional cost reduction measures. In the fourth quarter of 2008, the company began taking initial actions to reduce overall spending levels. The actions included the reduction of 2009 planned capital expenditures to $50 to $60 million from normalized yearly levels of approximately $130 to $140 million, temporary site shutdowns during the fourth quarter of 2008, a hiring freeze, the elimination of second half of 2008 bonus payments and strict controls over all discretionary spending. The company is also planning a series of additional permanent and temporary actions to reduce its overall cost structure. These planned actions include:

•	Factory closures planned for the end of 2009 will be brought forward to the middle of 2009

•	Evaluation of other front-end manufacturing locations are ongoing with the objective of closing an additional location by the end of 2009

•	Factory shutdowns for 4 to 6 weeks in the first and second quarter of 2009

•	Three weeks of unpaid time off for senior executives in both the first and second quarter of 2009 (Equates to an approximate 23 percent decrease in base salary)

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Two weeks of unpaid time off or a 4 day work week (based upon local legal requirements) for other employees in both the first and second quarter of 2009 (Equates to an approximate 15 percent decrease in base salary)

•	No annual merit increases

•	No bonus payments expected to be paid in 2009

•	A reduction in worldwide personnel of approximately 1,500 which equates to a reduction of approximately 10 percent of total payroll expenses

The combination of these and other actions the company is taking is expected to reduce total fixed costs by approximately $40 to $50 million a quarter, of which approximately $10 to $15 million will be from temporary actions. These actions are expected to reduce operating expenses by approximately $20 million from the third quarter of 2008 run-rates and exclude the operating expense impact associated with the Catalyst Semiconductor acquisition which closed in the fourth quarter of 2008. The company expects initial benefits from these actions to start in the first quarter of 2009 and to increase throughout the year. Once completed, these actions are expected to reduce the revenues required for cash breakeven to approximately $340 million a quarter. To execute these cost reduction actions, the company anticipates it will use approximately $20 to $30 million of cash over the next 5 quarters and incur restructuring and other charges, a portion of which will be recorded in the fourth quarter of 2008.

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The company also announced today that it is revising its fourth quarter 2008 outlook provided on its earnings release and conference call on Oct. 30, 2008. The company had previously guided fourth quarter 2008 revenues to be approximately $500 to $550 million or down approximately 5 to 14 percent sequentially from the third quarter of 2008. As a result of the continued deterioration in the global economy, ON Semiconductor now anticipates fourth quarter revenues to be approximately $480 to $490 million or down approximately 16 to 17 percent sequentially from the third quarter of 2008. Due to the timing of the availability of inventory and sales distribution information from our distribution partners globally and ON Semiconductor’s related recognition of revenue on a sell-thru basis, the company will provide full details on fourth quarter and 2008 annual results in its earnings release to be scheduled during the first week of February.

“Our updated fourth quarter 2008 revenue outlook reflects the reduction in demand we have experienced as a result of deteriorating conditions in the global economy,” said Keith Jackson, ON Semiconductor president and CEO. “In the fourth quarter of 2008 we utilized approximately $49.4 million of cash to repurchase $60.9 million of our zero coupon convertible senior subordinated notes and still managed to grow our cash and cash equivalents balance by around $30 million to approximately $450 million. Based on the limited visibility we have for the first quarter of 2009, we anticipate another challenging quarter for the semiconductor industry and the company with revenues down more than normal seasonality. While we are hopeful that the economy will improve as we move through 2009, we have and will continue to examine our overall spending and are prepared to take additional actions to ensure we remain competitive and are positioned to generate positive free cash flow in this challenging environment.”

In the fourth quarter of 2008, the company will also evaluate the carrying value of its goodwill outstanding as of the end of the third quarter of 2008. This is expected to result in a non-cash impairment charge to be recorded in the fourth quarter of 2008 which will be described in further detail in our earnings release and SEC filings.

About ON Semiconductor

With its global logistics network and strong product portfolio, ON Semiconductor (NASDAQ: ONNN) is a preferred supplier of high performance, energy efficient, silicon solutions to customers in the power supply, automotive, communication, computer, consumer, medical, industrial, mobile phone, and military/aerospace markets. The company’s broad portfolio includes power, signal management, analog, DSP, advance logic, clock management, non-volatile memory and standard component devices. Global corporate headquarters are located in Phoenix, Arizona. The company operates a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe, and the Asia Pacific regions. For more information, visit http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, information on the website is not to be incorporated herein.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements related to the future financial performance of ON and ON’s planned actions to reduce its overall cost structure. These forward-looking statements are based on information available to ON as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond ON’s control. In particular, such risks and uncertainties include, but are not limited to, the risk of additional costs and delays associated with compliance

ON Semiconductor Announces Additional Cost Reduction Measures and Updates Guidance

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with U.S. and international labor and other laws; the risk that a further decline in general economic conditions and the global credit markets and unforeseen changes in customers’ businesses and demand for products and technologies will require changes to the planned cost saving actions; the risk that ON is not able to realize the savings expected from these activities; and the risk that ON is not able to execute successfully through business cycles while it continues to implement cost reductions. Other such risks and uncertainties include difficulties encountered in integrating merged businesses; the variable demand and the aggressive pricing environment for semiconductor products; dependence on each company’s ability to successfully manufacture in increasing volumes on a cost-effective basis and with acceptable quality for its current products; the adverse impact of competitive product announcements; revenues and operating performance; poor U.S. and global economic conditions and markets, including the related credit markets and related impacts; the cyclical nature of the semiconductor industry; changes in demand for our products; changes in inventories at customers and distributors; technological and product development risks; availability of raw materials; competitors’ actions; pricing and gross margin pressures; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields; control of costs and expenses; significant litigation; risks associated with acquisitions and dispositions; risks associated with leverage and restrictive covenants in debt agreements; risks associated with international operations; the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally; risks and costs associated with increased and new regulation of corporate governance and disclosure standards; and risks involving environmental or other governmental regulation. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in ON’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2008, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other of ON’s SEC filings. These forward-looking statements should not be relied upon as representing ON’s views as of any subsequent date and ON does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made.